Exhibit 99(d)

              JAMES RIVER CORPORATION OF VIRGINIA

                  EXECUTIVE COMMITTEE CONSENT



      The  undersigned, being all the members  of  the  Executive

Committee of the Board of Directors of James River Corporation of

Virginia,  hereby  consent  to  the  adoption  of  the  following resolutions:

     RESOLVED, that in order to provide for one common age for which both men and women shall be entitled to withdraw shares from the UK Share Accumulation Plan
     (the "Plan"), the Plan shall be amended as follows:

           the definition of "Holding Period" at (iii) on page 24 shall be replaced with "the date the Matching Participant reaches the age of 60;"

           The definition of "Lodgement Period" at (c) on page 26 shall be replaced with "the date the Matching Participant reaches the age of 60;"

           Note 1 to the letter of mandate at (iii) on page 59 shall be changed to read "the date upon which the relevant participant reaches the age of 60".

     RESOLVED, that the officers of the Company are authorized in its name and on its behalf to take all such action and to execute and deliver all documents they or any of them consider necessary to implement the above changes to the Plan.



/s/  Robert C. Williams                                 September 9, 1994
Robert C. Williams

/s/  FitzGerald Bemiss                                  September 22, 1994
FitzGerald Bemiss

/s/  Bruce C. Gottwald                                  September 14, 1994
Bruce C. Gottwald